SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13D
UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
(AMENDMENT NO. 6)

CLEMENTE STRATEGIC VALUE FUND

COMMON STOCK
(TITLE OF CLASS OF SECURITIES)

185569100
(CUSIP NUMBER)

GEORGE W. KARPUS, PRESIDENT
KARPUS MANAGEMENT, INC. D/B/A
KARPUS INVESTMENT MANAGEMENT
14 TOBEY VILLAGE OFFICE PARK
PITTSFORD, NEW YORK 14534
(716) 586-4680

(NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

APRIL 7, 2000
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO
REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D,
 AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1 (B) (3) OR (4), CHECK THE FOLLOWING BOX. [ ]

(PAGE 1 OF   PAGES)
THERE ARE NO EXHIBITS.


















ITEM 1	SECURITY AND ISSUER
		COMMON STOCK
		CLEMENTE STRATEGIC VALUE FUND
		CLEMENTE CAPITAL INC.
		152 WEST 57TH STREET
		25TH FLOOR
		NEW YORK, NEW YORK  10019

ITEM 2	IDENTITY AND BACKGROUND
a) KARPUS MANAGEMENT, INC. D/B/A KARPUS INVESTMENT
MANAGEMENT ("KIM")
GEORGE W. KARPUS, PRESIDENT, DIRECTOR AND CONTROLLING
STOCKHOLDER
		JOANN VANDEGRIFF, VICE PRESIDENT AND DIRECTOR
		SOPHIE KARPUS, DIRECTOR
		B) 14 TOBEY VILLAGE OFFICE PARK
		PITTSFORD, NEW YORK 14534
C) PRINCIPAL BUSINESS AND OCCUPATION - INVESTMENT MANAGEMENT
FOR INDIVIDUALS, PENSION AND PROFIT SHARING PLANS, CORPORATIONS,
		ENDOWMENTS, TRUST AND OTHERS, SPECIALIZING IN CONSERVATIVE ASSET MANAGEMENT (I.E. FIXED INCOME INVESTMENTS).
D) NONE OF GEORGE W. KARPUS, JOANN VANDEGRIFF, OR SOPHIE
KARPUS ("THE PRINCIPALS") OR KIM HAS BEEN CONVICTED IN THE PAST
 FIVE YEARS OF ANY CRIMINAL PROCEEDING (EXCLUDING TRAFFIC
VIOLATIONS).
E) DURING THE LAST FIVE YEARS NONE OF THE PRINCIPALS OR KIM HAS
BEEN A PARTY TO A CIVIL PROCEEDING AS A RESULT OF WHICH ANY OF THEM
IS SUBJECT TO A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE
 VIOLATIONS OF OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO,
FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH
RESPECT TO SUCH LAWS.
		F) EACH OF THE PRINCIPALS IS A UNITED STATES CITIZEN.
		KIM IS A NEW YORK CORPORATION.
ITEM 3	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATIONS
KIM, AN INDEPENDENT INVESTMENT ADVISOR, HAS ACCUMULATED SHARES
 OF CLM ON BEHALF OF ACCOUNTS THAT ARE MANAGED BY KIM ("THE
ACCOUNTS") UNDER LIMITED POWERS OF ATTORNEY.  ALL FUNDS THAT
HAVE BEEN UTILIZED IN MAKING SUCH PURCHASES ARE FROM SUCH
ACCOUNTS.
ITEM 4	PURPOSE OF TRANSACTION
KIM HAS PURCHASED SHARES FOR INVESTMENT PURPOSES.  BEING
A CLOSED-END FUND SPECIALIST  THE PROFILE OF CLM FIT THE
INVESTMENT GUIDELINES FOR VARIOUS ACCOUNTS.  SHARES HAVE BEEN
ACQUIRED SINCE OCTOBER 23, 1989.                     .
ITEM 5 	INTEREST IN SECURITIES OF THE ISSUER
A) AS OF THE DATE OF THIS REPORT, KIM OWNS 285,275 SHARES,
WHICH REPRESENTS 5.73% OF THE OUTSTANDING SHARES.
JOANN VANDEGRIFF PRESENTLY OWNS 700 SHARES (500 PURCHASED
ON NOVEMBER 27, 1997 @ $8.25, 200 SHARES PURCHASED ON AUGUST 7,1997 @ $10.75) KARPUS INVESTMENT MANAGEMENT PROFIT SHARING PLAN OWNS 1,400
SHARES (200 PURCHASED ON JUNE 24, 1993 @ 9.125, 400 PURCHASED ON
AUGUST 26, 1993 @ 9.875, 300 PURCHASED ON JANUARY 29, 1998, AND
500 PURCHASED ON APRIL 29, 1999 @ 13.125)
B) KIM HAS THE SOLE POWER TO DISPOSE OF AND TO VOTE ALL OF SUCH
SHARES UNDER LIMITED POWERS OF ATTORNEY.
C) THE FIRST OPEN MARKET PURCHASE OCCURRED ON OCTOBER 23, 1989
OPEN MARKET PURCHASES FOR THE LAST 90 DAYS FOR THE ACCOUNTS.
THERE HAVE BEEN NO DISPOSITIONS AND NO ACQUISITIONS, OTHER THAN BY
SUCH OPEN MARKET PURCHASES,
DATE
SHARES
PRICE PER

DATE
SHARES
PRICE PER


SHARE



SHARE
2/25/00
-8000
12.25

3/10/00
800
12.25




3/16/00
3500
12.125




3/22/00
-100
12.875




3/22/00
-900
13.1875




3/24/00
100
13.9375




3/27/00
-1325
14.25




3/27/00
-1150
14.25




3/28/00
-3000
15




3/29/00
-2000
14.25
* THE 8000 SHARES FROM 02/25 AND THE 1325 SHARES FROM 03/27 WERE DELIVERED OUT OF OUR FIRM.
THE ACCOUNTS HAVE THE RIGHT TO RECEIVE ALL DIVIDENDS FROM, ANY
PROCEEDS FROM THE SALE OF THE SHARES.  KIM RESERVES THE RIGHT TO
FURTHER ACCUMULATE OR SELL SHARES. NONE OF THE ACCOUNTS HAS AN
INTEREST IN SHARES CONSTITUTING  MORE THAN 5% OF THE SHARES
OUTSTANDING.
ITEM 6	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS
	WITH RESPECT TO SECURITIES OF THE ISSUER.
EXCEPT AS DESCRIBED ABOVE, THERE ARE NO CONTRACTS,
ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS OF ANY KIND
AMONG THE PRINCIPALS AND KIM AND BETWEEN ANY OF THEM AND ANY
OTHER PERSON WITH RESPECT TO ANY OF NGI SECURITIES.
ITEM 7	MATERIALS TO BE FILED AS EXHIBITS
		NOT APPLICABLE.
SIGNATURE
	AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE,
 AND CORRECT.
						KARPUS MANAGEMENT, INC.



APRIL 7, 2000 			       	     BY:________________________
         DATE						   SIGNATURE
						GEORGE W. KARPUS, PRESIDENT
   NAME/TITLE